Exhibit 99.1

PLUMAS BANCORP REPORTS RECORD EARNINGS FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2022

Reno, Nevada, January 18, 2023 – Plumas Bancorp (Nasdaq: PLBC), the parent company of Plumas Bank, today announced record earnings for the year and three months ended December 31, 2022. For the twelve months ended December 31, 2022, the Company reported net income of $26.4 million or $4.53 per share, an increase of $5.4 million, or 26% from $21.0 million or $3.82 per share earned during 2021. Earnings per diluted share increased to $4.47 during the twelve months ended December 31, 2022, up $0.71 from $3.76 during 2021.

Earnings during the fourth quarter of 2022 totaled $7.8 million or $1.34 per share, an increase of $2.3 million, or 42% from $5.5 million or $0.95 per share during the fourth quarter of 2021. Diluted earnings per share increased to $1.32 per share during the three months ended December 31, 2022, up from $0.93 per share during the quarter ended December 31, 2021. The $7.8 million in net income represented the highest level of earnings for any quarter in the Company’s history.

Return on average assets was 1.61% during the twelve months ended December 31, 2022, up from 1.52% during 2021. Return on average equity increased to 21.9% for the twelve months ended December 31, 2022, up from 17.8% during 2021. Return on average assets was 1.88% during the current quarter, up from 1.35% during the fourth quarter of 2021. Return on average equity increased to 27.9% for the three months ended December 31, 2022, up from 16.5% during the fourth quarter of 2021.

Balance Sheet Highlights

December 31, 2022 compared to December 31, 2021

●	Gross loans, excluding loans held for sale, increased by $73 million, or 9%, to $912 million.

●	Investment securities increased by $139 million, or 45%, to $445 million.

●	Total deposits increased by $19 million, or 1%, to $1.5 billion.

●	Non-performing assets decreased by $4.2 million or 78%, to $1.2 million.

President’s Comments

“With a focus on refining and enhancing business processes, Plumas Bank serves an expanding client base while exceeding peer averages in a variety of metrics including ROA, ROE, and efficiency ratio. The dedication of our leadership, staff, and clientele is reflected in this success and we will continue to build these relationships, especially as economic uncertainty hails in the coming year and clients seek the support of their community bank to weather yet another challenge,” stated Andrew J. Ryback, director, president and chief executive officer of Plumas Bancorp and Plumas Bank.

“We are excited to extend our footprint in the northern Central Valley with a de novo branch opening in Chico, California. Plumas’ Chico branch will complement our presence in Yuba City to the south and Redding to the north, with the road having been paved with the presence of a Loan Production Office over the past eight years. Our Chico branch facility will have a variety of ‘green’ features and will open in the first half of 2023,” Ryback announced.

Ryback concluded, “While our nation will likely face some recessionary pressures in 2023, I’m proud to say that Plumas Bank is strong. We will continue to be strong for our communities, for our clients, and for our partners because Plumas Bank is committed to being Here. For Good.”

Loans, Deposits, Investments and Cash

Gross loans, excluding loans held for sale, increased by $73 million, or 9%, from $839 million at December 31, 2021, to $912 million at December 31, 2022. Increases in loans included $97 million in commercial real estate loans, $8 million in automobile loans and $3 million in equity lines of credit; these items were partially offset by decreases of $23 million in commercial loans, $8 million in construction loans and $4 million in agricultural loans. Excluding PPP loan activity, commercial loans would have increased by $11 million and gross loans would have increased by $108 million or 13%. PPP loans totaled $300 thousand at December 31, 2022, and $35 million at December 31, 2021.

Beginning in 2020 we instituted a loan forbearance program to assist borrowers with managing cash flows disrupted due to COVID-19; we ended this program in the fourth quarter of 2021 and there are no loan balances on deferral related to this program at December 31, 2022.

On December 31, 2022, approximately 80% of the Company's loan portfolio was comprised of variable rate loans. The rates of interest charged on variable rate loans are set at specific increments in relation to the Company's lending rate or other indexes such as the published prime interest rate or U.S. Treasury rates and vary with changes in these indexes. The frequency in which variable rate loans reprice can vary from one day to several years. Loans indexed to the prime interest rate were approximately 23% of the Company’s loan portfolio; these loans reprice within one day to three months of a change in the prime rate.

Total deposits increased by $19 million from $1.4 billion at December 31, 2021, to $1.5 billion at December 31, 2022. The increase in deposits includes increases of $30 million in demand deposits and $27 million in savings accounts. These increases were partially offset by declines of $23 million in money market accounts, and $15 million in time deposits. At December 31, 2022, 53% of the Company’s deposits were in the form of non-interest bearing demand deposits. The Company has no brokered deposits.

Total investment securities increased by $139 million from $306 million at December 31, 2021, to $445 million at December 31, 2022. Excluding the effect of a $56 million increase in unrealized loss on investment securities, our investment security portfolio would have grown by $195 million. The Bank’s investment security portfolio consists of debt securities issued by the US Government, US Government agencies, US Government sponsored agencies and municipalities. Cash and due from banks decreased by $197 million to $183 million at December 31, 2022.

Asset Quality

Nonperforming assets (which are comprised of nonperforming loans, other real estate owned (“OREO”) and repossessed vehicle holdings) at December 31, 2022, were $1.2 million, down from $5.4 million at December 31, 2021. Nonperforming assets as a percentage of total assets decreased to 0.07% at December 31, 2022, down from 0.33% at December 31, 2021. There was no OREO outstanding at December 31, 2022. At December 31, 2021 OREO totaled $487 thousand. Nonperforming loans were $1.2 million at December 31, 2022, and $4.9 million at December 31, 2021. Nonperforming loans as a percentage of total loans decreased to 0.13% at December 31, 2022, down from 0.58% at December 31, 2021.

The provision for loan losses increased by $175 thousand from $1.1 million during 2021 to $1.3 million during 2022. Net charge-offs increased by $260 thousand to $935 thousand during 2022 from $675 thousand during 2021.The largest component of this increase was an increase in net charge-offs of $146 thousand on automobile loans. The allowance for loan losses totaled $10.7 million at December 31, 2022, and $10.4 million at December 31, 2021. The allowance for loan losses as a percentage of total loans decreased from 1.23% at December 31, 2021, to 1.18% at December 31, 2022.

Shareholders’ Equity

Shareholders’ equity decreased by $15.1 million from $134.1 million at December 31, 2021 to $119.0 million at December 31, 2022. The $15.1 million decrease was related to a reduction in accumulated other comprehensive income/loss of $38.4 million from accumulated other comprehensive income of $1.6 million at December 31, 2021 to an accumulated other comprehensive loss of $36.8 million at December 31, 2022. In addition, shareholder dividends decreased shareholders’ equity by $3.7 million. These items were partially offset by earnings during 2022 of $26.4 million and $571 thousand representing stock option and restricted stock activity.

Net Interest Income and Net Interest Margin

Year ended December 31, 2022

Net interest income for the twelve months ended December 31, 2022 increased by $11.6 million from $46.9 million during the year ended December 31, 2021, to $58.5 million during 2022. Interest income increased by $11.7 million to $59.7 million while interest expense increased by $113 thousand to $1.2 million. Included in interest income during the current year were PPP fees net of costs of $1.3 million, a decrease of $4.8 million from $6.1 million during 2021. Related to this decline in PPP fees, the average yield on loans, including loans held for sale, decreased by 13 basis points from 5.41% during 2021 to 5.28% during 2022. Excluding interest and fees on PPP loans, loan yield would have increased by 13 basis points to 5.18% for the current year compared to 5.05% during the twelve months ended December 31, 2021.

Average interest earning assets during 2022 totaled $1.5 billion, an increase of $239 million from 2021. This increase in average interest earning assets consisted of increases of $71 million in average loan balances, $122 million in average investment securities and $52 million in average cash balances. Average loans held for sale declined by $6 million. The average yield on investment securities increased by 68 basis points from 1.84% during 2021 to 2.52% during 2022 and the average yield on cash balances increased by 147 basis points from 0.14% during 2021 to 1.61% during 2022. Net interest margin increased 19 basis points to 3.82% during 2022, up from 3.63% during 2021.

Three months ended December 31, 2022

Net interest income increased by $4.4 million from $13.0 million during the three months ended December 31, 2021, to $17.4 million for the three months ended December 31, 2022. The increase in net interest income includes increases of $4.4 million in interest income and $60 thousand in interest expense. Interest and fees on loans, including loans held for sale, increased by $443 thousand related to both an increase in average loans balances and yield. During the current quarter we recorded amortization of loan fees net of loan costs on PPP loans totaling $34 thousand, a decrease of $1.2 million from the same quarter in 2021. This includes normal amortization on our PPP portfolio and the effect of PPP loan forgiveness.

Average loan balances, including loans held for sale, increased by $23 million, while the average yield on loans increased by 6 basis points from 5.44% during the fourth quarter of 2021 to 5.50% during the current quarter. Excluding the effect of the PPP loans, loan yield would have increased by 36 basis points to 5.48% for the current quarter and 5.12% during the fourth quarter of 2021. Interest on investment securities increased by $1.8 million related to both growth in the investment portfolio and an increase in yield. Average investment securities increased by $121 million to $411 million. The average yield on investment securities during the three months ended December 31, 2022, was 3.00%, an increase of 120 basis points from 1.80% during the fourth quarter of 2021. Interest on cash balances increased by $2.2 million related to an increase in yield of 3.57% from 0.15% during the three months ended December 31, 2021 to 3.72% during the current quarter. Average cash balances decreased from $342 million during the fourth quarter of 2021 to $248 million during the current quarter. Net interest margin for the three months ended December 31, 2022, increased 101 basis points to 4.45%, up from 3.44% for the same period in 2021.

Non-Interest Income/Expense

Year ended December 31, 2022

During 2022, non-interest income totaled $11.0 million, an increase of $2.3 million from the $8.7 million earned during 2021. This increase included increases in several categories of non-interest income, the largest of which was $1.7 million in gains on sale of SBA loans. During 2022, we sold $50.5 million in guaranteed portions of SBA loans. This compares to sales of $14.2 million during 2021. Loans held for sale at December 31, 2022 and 2021 totaling $2.3 million and $31.3 million, respectively consist of the guaranteed portion of SBA 7(a) loans.

During 2022, non-interest expense increased by $6.6 million. The largest components of this increase were $4.7 million in salary and benefit expense, $627 thousand in occupancy and equipment costs, $304 thousand in outside service fees and $242 thousand in advertising and shareholder relations. The largest component of the increase in salary and benefit expense was related to a $2.3 million Employee Retention Credit (ERC) recorded in 2021 as a reduction in salary and benefit expense. The ERC was made available under the Coronavirus Aid, Relief, and Economic Security Act and modified and extended under the Taxpayer Certainty and Disaster Tax Relief Act of 2020. Other significant increases in salary and benefit expense include $1.4 million in salary expense and $889 thousand in accrued bonus expense. The increase in occupancy and equipment expense includes $293 thousand related to our Yuba City branch. The largest components of the increase in outside service fees were $227 thousand in interchange fees and ATM processing costs and $90 thousand in human resources administration and payroll processing. The increase in advertising and shareholder costs mostly relates to an increase of $219 thousand in expense paid to an advertising agency which is primarily focused on building our brand in Northern Nevada.

Three months ended December 31, 2022

During the three months ended December 31, 2022, and 2021, non-interest income totaled $2.2 million and $2.5 million, respectively. The largest decrease in non-interest income was $410 thousand in gains on sale of SBA loans. During the 2022 quarter we saw a significant decline in premiums received on the sale of SBA loans; in response we chose to portfolio several SBA 7(a) loans which did not meet a minimum premium on sale.

During the three months ended December 31, 2022, total non-interest expense increased by $873 thousand from $7.8 million during the fourth quarter of 2021 to $8.7 million during the current quarter. The largest component of this increase was an increase in salary and benefit expense of $653 thousand of which $523 thousand relates to an increase in our bonus accrual.

Plumas Bancorp is headquartered in Reno, Nevada. Plumas Bancorp’s principal subsidiary is Plumas Bank, which was founded in 1980. Plumas Bank is a full-service community bank headquartered in Quincy, California. The bank operates fourteen branches: twelve located in the California counties of Lassen, Modoc, Nevada, Placer, Plumas, Shasta and Sutter and two branches located in Nevada in the counties of Carson City and Washoe. The bank also operates three loan production offices located in the California counties of Butte and Placer and Klamath Falls, Oregon. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Plumas Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this news release. Factors that might cause such differences include, but are not limited to: the Company's ability to successfully execute its business plans and achieve its objectives; changes in general economic and financial market conditions, either nationally or locally in areas in which the Company conducts its operations; changes in interest rates; continuing consolidation in the financial services industry; new litigation or changes in existing litigation; increased competitive challenges and expanding product and pricing pressures among financial institutions; legislation or regulatory changes which adversely affect the Company's operations or business; loss of key personnel; and changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or other regulatory agencies

Contact: Jamie Huynh

Investor Relations

Plumas Bancorp

5525 Kietzke Lane Ste. 100

Reno, NV 89511

775.786.0907 x8908

investorrelations@plumasbank.com

PLUMAS BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of December 31,
	2022	2021	Dollar Change	Percentage Change
ASSETS
Cash and due from banks	$183,426	$380,584	$(197,158)	(51.8)%
Investment securities	444,703	305,914	138,789	45.4%
Loans, net of allowance for loan losses	903,968	829,385	74,583	9.0%
Loans held for sale	2,301	31,277	(28,976)	(92.6)%
Premises and equipment, net	18,100	16,424	1,676	10.2%
Bank owned life insurance	16,020	15,844	176	1.1%
Real estate acquired through foreclosure	-	487	(487)	(100.0)%
Goodwill	5,502	5,502	-	0.0%
Accrued interest receivable and other assets	47,024	28,657	18,367	64.1%
Total assets	$1,621,044	$1,614,074	$6,970	0.4%

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits	$1,457,809	$1,438,999	$18,810	1.3%
Accrued interest payable and other liabilities	33,921	30,683	3,238	10.6%
Junior subordinated deferrable interest debentures	10,310	10,310	-	0.0%
Total liabilities	1,502,040	1,479,992	22,048	1.5%
Common stock	27,372	26,801	571	2.1%
Retained earnings	128,388	105,681	22,707	21.5%
Accumulated other comprehensive (loss) income, net	(36,756)	1,600	(38,356)	(2397.3)%
Shareholders’ equity	119,004	134,082	(15,078)	(11.2)%
Total liabilities and shareholders’ equity	$1,621,044	$1,614,074	$6,970	0.4%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE YEAR ENDED DECEMBER 31,	2022	2021	Dollar Change	Percentage Change

Interest income	$59,758	$48,070	$11,688	24.3%
Interest expense	1,249	1,136	113	9.9%
Net interest income before provision for loan losses	58,509	46,934	11,575	24.7%
Provision for loan losses	1,300	1,125	175	15.6%
Net interest income after provision for loan losses	57,209	45,809	11,400	24.9%
Non-interest income	11,050	8,716	2,334	26.8%
Non-interest expense	32,590	26,038	6,552	25.2%
Income before income taxes	35,669	28,487	7,182	25.2%
Provision for income taxes	9,225	7,478	1,747	23.4%
Net income	$26,444	$21,009	$5,435	25.9%

Basic earnings per share	$4.53	$3.82	$0.71	18.6%
Diluted earnings per share	$4.47	$3.76	$0.71	18.9%

PLUMAS BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

FOR THE THREE MONTHS ENDED DECEMBER 31,	2022	2021	Dollar Change	Percentage Change

Interest income	$17,721	$13,284	$4,437	33.4%
Interest expense	370	310	60	19.4%
Net interest income before provision for loan losses	17,351	12,974	4,377	33.7%
Provision for loan losses	300	250	50	20.0%
Net interest income after provision for loan losses	17,051	12,724	4,327	34.0%
Non-interest income	2,181	2,485	(304)	(12.2)%
Non-interest expense	8,686	7,813	873	11.2%
Income before income taxes	10,546	7,396	3,150	42.6%
Provision for income taxes	2,728	1,894	834	44.0%
Net income	$7,818	$5,502	$2,316	42.1%

Basic earnings per share	$1.34	$0.95	$0.39	41.1%
Diluted earnings per share	$1.32	$0.93	$0.39	41.9%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands, except per share data)
(Unaudited)

	Year Ended			Three Months Ended
	12/31/2022	12/31/2021	12/31/2020	12/31/2022	12/31/2021
EARNINGS PER SHARE
Basic earnings per share	$4.53	$3.82	$2.80	$1.34	$0.95
Diluted earnings per share	$4.47	$3.76	$2.77	$1.32	$0.93
Weighted average shares outstanding	5,840	5,502	5,177	5,849	5,814
Weighted average diluted shares outstanding	5,912	5,583	5,230	5,916	5,903
Cash dividends paid per share [1]	$0.64	$0.56	$0.36	$0.16	$0.14

PERFORMANCE RATIOS (annualized for the three months)
Return on average assets	1.61%	1.52%	1.43%	1.88%	1.35%
Return on average equity	21.9%	17.8%	15.5%	27.9%	16.5%
Yield on earning assets	3.90%	3.72%	4.15%	4.55%	3.52%
Rate paid on interest-bearing liabilities	0.17%	0.19%	0.25%	0.20%	0.17%
Net interest margin	3.82%	3.63%	4.02%	4.45%	3.44%
Noninterest income to average assets	0.67%	0.63%	0.83%	0.52%	0.61%
Noninterest expense to average assets	1.98%	1.88%	2.34%	2.09%	1.92%
Efficiency ratio [2]	46.9%	46.8%	50.6%	44.5%	50.5%

	12/31/2022	12/31/2021	12/31/2020
CREDIT QUALITY RATIOS AND DATA
Allowance for loan losses	$10,717	$10,352	$9,902
Allowance for loan losses as a percentage of total loans	1.18%	1.23%	1.40%
Allowance for loan losses as a percentage of total loans -
excluding PPP loans	1.18%	1.29%	1.55%
Nonperforming loans	$1,172	$4,863	$2,536
Nonperforming assets	$1,190	$5,397	$2,970
Nonperforming loans as a percentage of total loans	0.13%	0.58%	0.36%
Nonperforming assets as a percentage of total assets	0.07%	0.33%	0.27%
Year-to-date net charge-offs	$935	$675	$516
Year-to-date net charge-offs as a percentage of average	0.11%	0.09%	0.07%
loans

CAPITAL AND OTHER DATA
Common shares outstanding at end of period	5,850	5,817	5,182
Shareholders' equity	$119,004	$134,082	$100,154
Book value per common share	$20.34	$23.05	$19.33
Tangible common equity[3]	$112,273	$127,067	$99,432
Tangible book value per common share[4]	$19.19	$21.84	$19.19
Tangible common equity to total assets	6.9%	7.9%	8.9%
Gross loans to deposits	62.6%	58.3%	72.9%

PLUMAS BANK REGULATORY CAPITAL RATIOS
Tier 1 Leverage Ratio	9.2%	8.4%	9.2%
Common Equity Tier 1 Ratio	14.7%	14.4%	14.2%
Tier 1 Risk-Based Capital Ratio	14.7%	14.4%	14.2%
Total Risk-Based Capital Ratio	15.7%	15.5%	15.4%

(1) The Company paid  a quarterly cash dividend of 16 cents per share on February 15, 2022, May 16, 2022, August 15, 2022 and November 15, 2022, and a quarterly cash dividend of 14 cents per share on February 15, 2021, May 17, 2021, August 16, 2021 and November 15, 2021.

(2) Efficiency ratio is defined as noninterest expense divided by total revenue (net interest income and total noninterest income).
(3) Tangible common equity is defined as common equity less goodwill and core deposit intangibles.
(4) Tangible common book value per share is defined as tangible common equity divided by common shares outstanding.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the three-month periods indicated the distribution of consolidated average assets, liabilites and shareholders' equity.

	For the Three Months Ended			For the Three Months Ended
	12/31/2022			12/31/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$885,467	$12,261	5.49%	$834,269	$11,458	5.45%
Loans held for sale	1,247	25	7.95%	29,312	385	5.21%
Investment securities	301,319	2,285	3.01%	200,058	825	1.64%
Non-taxable investment securities (1)	109,366	822	2.98%	89,341	485	2.15%
Interest-bearing deposits	248,487	2,328	3.72%	342,411	131	0.15%
Total interest-earning assets	1,545,886	17,721	4.55%	1,495,391	13,284	3.52%
Cash and due from banks	26,250			58,683
Other assets	78,634			57,806
Total assets	$1,650,770			$1,611,880

Interest-bearing liabilities:
Money market deposits	249,935	108	0.17%	262,345	84	0.13%
Savings deposits	408,825	118	0.11%	362,325	77	0.08%
Time deposits	51,928	36	0.28%	66,074	53	0.32%
Total deposits	710,688	262	0.15%	690,744	214	0.12%
Junior subordinated debentures	10,310	91	3.50%	10,310	94	3.62%
Other interest-bearing liabilities	14,480	17	0.47%	16,590	2	0.05%
Total interest-bearing liabilities	735,478	370	0.20%	717,644	310	0.17%
Non-interest-bearing deposits	791,430			748,429
Other liabilities	12,699			13,772
Shareholders' equity	111,163			132,035
Total liabilities & equity	$1,650,770			$1,611,880
Cost of funding interest-earning assets (4)			0.10%			0.08%
Net interest income and margin (5)		$17,351	4.45%		$12,974	3.44%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $1.3 million for 2022 and $5.0 million for 2021 are included in average loan balances for computational purposes.
(3) Net (costs) fees included in loan interest income for the three-month periods ended December 31, 2022 and 2021 were ($326) thousand and $1.3 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents for the years indicated the distribution of consolidated average assets, liabilites and shareholders' equity.

	For the Year Ended			For the Year Ended
	12/31/2022			12/31/2021
	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Interest-earning assets:
Loans (2) (3)	$856,728	$45,194	5.28%	$785,527	$42,487	5.41%
Loans held for sale	8,771	510	5.81%	15,258	826	5.41%
Investment securities	258,732	6,409	2.48%	164,199	2,746	1.67%
Non-taxable investment securities (1)	103,366	2,722	2.63%	75,673	1,666	2.20%
Interest-bearing deposits	305,095	4,923	1.61%	253,023	345	0.14%
Total interest-earning assets	1,532,692	59,758	3.90%	1,293,680	48,070	3.72%
Cash and due from banks	40,520			44,396
Other assets	69,683			47,952
Total assets	$1,642,895			$1,386,028

Interest-bearing liabilities:
Money market deposits	254,723	284	0.11%	224,776	307	0.14%
Savings deposits	400,314	376	0.09%	306,911	280	0.09%
Time deposits	59,016	163	0.28%	53,976	193	0.36%
Total deposits	714,053	823	0.12%	585,663	780	0.13%
Junior subordinated debentures	10,310	359	3.48%	10,310	348	3.38%
Other interest-bearing liabilities	12,327	67	0.54%	13,419	8	0.06%
Total interest-bearing liabilities	736,690	1,249	0.17%	609,392	1,136	0.19%
Non-interest-bearing deposits	773,293			645,955
Other liabilities	12,044			12,714
Shareholders' equity	120,868			117,967
Total liabilities & equity	$1,642,895			$1,386,028
Cost of funding interest-earning assets (4)			0.08%			0.09%
Net interest income and margin (5)		$58,509	3.82%		$46,934	3.63%

(1) Not computed on a tax-equivalent basis.
(2) Average nonaccrual loan balances of $2.8 million for 2022 and $4.4 million for 2021 are included in average loan balances for computational purposes.
(3) Net fees included in loan interest income for the years ended December 31, 2022 and 2021 were $234 thousand and $5.7 million, respectively.
(4) Total annualized interest expense divided by the average balance of total earning assets.
(5) Annualized net interest income divided by the average balance of total earning assets.

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the three-month periods ended December 31, 2022 and 2021.

	For the Three Months Ended
	December 31,
	2022	2021	Dollar Change	Percentage Change
Interchange income	$922	$912	$10	1.1%
Service charges on deposit accounts	623	606	17	2.8%
Loan servicing fees	251	229	22	9.6%
Earnings on life insurance policies	109	101	8	7.9%
Gain on sale of loans, net	7	417	(410)	(98.3)%
Other	269	220	49	22.3%
Total non-interest income	$2,181	$2,485	$(304)	(12.2)%

The following table presents the components of non-interest expense for the three-month periods ended December 31, 2022 and 2021.

	For the Three Months Ended
	December 31,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$4,751	$4,098	$653	15.9%
Occupancy and equipment	1,142	1,145	(3)	(0.3)%
Outside service fees	1,120	1,035	85	8.2%
Professional fees	352	272	80	29.4%
Telephone and data communication	198	210	(12)	(5.7)%
Advertising and shareholder relations	177	106	71	67.0%
Armored car and courier	177	143	34	23.8%
Director compensation and expense	177	169	8	4.7%
Business development	134	121	13	10.7%
Deposit insurance	108	165	(57)	(34.5)%
Loan collection expenses	75	77	(2)	(2.6)%
Amortization of Core Deposit Intangible	68	79	(11)	(13.9)%
Other	207	193	14	7.3%
Total non-interest expense	$8,686	$7,813	$873	11.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table presents the components of non-interest income for the years ended December 31, 2022 and 2021.

	For the Year Ended
	December 31,
	2022	2021	Dollar Change	Percentage Change
Interchange income	$3,401	$3,279	$122	3.7%
Gain on sale of loans, net	2,696	1,008	1,688	167.5%
Service charges on deposit accounts	2,464	2,349	115	4.9%
Loan servicing fees	893	852	41	4.8%
Earnings on life insurance policies	391	380	11	2.9%
Other	1,205	848	357	42.1%
Total non-interest income	$11,050	$8,716	$2,334	26.8%

The following table presents the components of non-interest expense for the years ended December 31, 2022 and 2021.

	For the Year Ended
	December 31,
	2022	2021	Dollar Change	Percentage Change
Salaries and employee benefits	$17,451	$12,792	$4,659	36.4%
Occupancy and equipment	4,610	3,983	627	15.7%
Outside service fees	4,057	3,753	304	8.1%
Professional fees	1,282	1,311	(29)	(2.2)%
Telephone and data communication	770	746	24	3.2%
Armored car and courier	675	498	177	35.5%
Advertising and shareholder relations	673	431	242	56.1%
Director compensation and expense	606	498	108	21.7%
Deposit insurance	528	455	73	16.0%
Business development	506	343	163	47.5%
Amortization of Core Deposit Intangible	284	246	38	15.4%
Loan collection expenses	274	284	(10)	(3.5)%
Other	874	698	176	25.2%
Total non-interest expense	$32,590	$26,038	$6,552	25.2%

PLUMAS BANCORP
SELECTED FINANCIAL INFORMATION
(Dollars in thousands)
(Unaudited)

The following table shows the distribution of loans by type at December 31, 2022 and 2021.

		Percent of		Percent of
		Loans in Each		Loans in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Loans	of Period	Total Loans
	12/31/2022	12/31/2022	12/31/2021	12/31/2021
Commercial	$76,680	8.4%	$99,804	11.9%
Agricultural	122,873	13.5%	126,456	15.1%
Real estate – residential	15,324	1.7%	15,837	1.9%
Real estate – commercial	516,107	56.6%	418,609	49.9%
Real estate – construction & land	43,420	4.8%	51,526	6.1%
Equity Lines of Credit	35,891	3.9%	32,793	3.9%
Auto	96,750	10.6%	89,046	10.6%
Other	4,904	0.5%	4,516	0.6%
Total Gross Loans	$911,949	100%	$838,587	100%

The following table shows the distribution of deposits by type at December 31, 2022 and 2021.

		Percent of		Percent of
		Deposits in Each		Deposits in Each
	Balance at End	Category to	Balance at End	Category to
	of Period	Total Deposits	of Period	Total Deposits
	12/31/2022	12/31/2022	12/31/2021	12/31/2021
Non-interest bearing	$766,549	52.6%	$736,582	51.2%
Money Market	237,924	16.3%	261,005	18.1%
Savings	404,150	27.7%	377,050	26.2%
Time	49,186	3.4%	64,362	4.5%
Total Deposits	$1,457,809	100%	$1,438,999	100%